Exhibit 99.1

News Release

Sprint Nextel

6200 Sprint Parkway

Overland Park, Kan. 66251

Media Contacts:

John Taylor, Sprint

703-592-8530

john.b.taylor@sprint.com

Megan Bouchier, SoftBank

415-618-8750

mbouchier@sardverb.com

Jim Barron, SoftBank

212-687-8080

jbarron@sardverb.com

Sprint and SoftBank Receive Clearance from Committee on Foreign

Investment in the U.S.

OVERLAND PARK, Kan. and TOKYO – May 29, 2013 – Sprint (NYSE: S) and SoftBank (TSE: 9984) announced today that the companies have received notice from the Committee on Foreign Investment in the United States (CFIUS) that it has completed its investigation of the proposed transaction between Sprint and SoftBank, and there are no unresolved national security issues relating to the transaction.

As part of this aspect of the transaction’s clearance, Sprint and SoftBank have entered into a National Security Agreement with the U.S. government. The National Security Agreement is effective as of the date of CFIUS clearance, but will terminate in the event that the merger agreement between Sprint and SoftBank is terminated.

Based on the CFIUS clearance of the proposed transaction, the parties expect that the “Team Telecom” agencies, which include the Department of Justice (including the Federal Bureau of Investigation) and the Department of Homeland Security, will notify the Federal Communications Commission that the agencies have completed their review of the transaction for national security, law enforcement and public safety concerns.

Upon receipt of notice from Team Telecom, the Federal Communications Commission will be free to complete its public interest review of the transaction. The Commission’s public interest review is ongoing.

Sprint and SoftBank are parties to the previously disclosed agreement and plan of merger, dated as of October 15, 2012, as amended. Consummation of the Sprint-SoftBank merger remains subject to various conditions to closing, including receipt of approval of the Federal Communications Commission and adoption of the merger agreement by Sprint’s stockholders.

Sprint and SoftBank anticipate the merger will be consummated in July 2013, subject to the remaining closing conditions and the effect of the actions of the Special Committee of Sprint’s board of directors, which is currently in discussions and negotiations with DISH Network Corporation regarding the unsolicited proposal received from DISH in April 2013 or other developments with respect to such proposal. Sprint’s Board of Directors continues to recommend its stockholders vote in favor of the transaction with SoftBank.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 55 million customers at the end of the first quarter of 2013 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved company in customer satisfaction, across all 47 industries, during the last five years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

About SoftBank

SoftBank was established in 1983 by its current Chairman & CEO Masayoshi Son and has based its business growth on the Internet. It is currently engaged in various businesses in the information industry, including mobile communications, broadband services, fixed-line telecommunications, and portal services.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transactions between Sprint Nextel Corporation (“Sprint”) and SoftBank Corp. (“SoftBank”) and its group companies, including Starburst II, Inc. (“Starburst II”), and the proposed acquisition by Sprint of Clearwire Corporation (“Clearwire”). All statements, other than historical facts, including, but not limited to: statements regarding the expected timing of the closing of the transactions; the ability of the parties to complete the transactions considering the various closing conditions; the expected benefits of the transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) there may be a material adverse change of SoftBank; (2) the proposed financing may involve unexpected costs, liabilities or delays or may not be completed on terms acceptable to SoftBank, if at all; and (3) other factors as detailed from time to time in Sprint’s, Starburst II’s and Clearwire’s filings with the Securities and Exchange Commission (“SEC”), including Sprint’s and Clearwire’s Annual Reports on Form 10-K for the year ended December 31, 2012, and other factors that are set forth in the proxy statement/prospectus contained in Starburst II’s Registration Statement on Form S-4, which was declared effective by the SEC on May 1, 2013, and in other materials that will be filed by Sprint, Starburst II and Clearwire in connection with the transactions, which will be available on the SEC’s web site (www.sec.gov). There can be no assurance that the transactions will be completed, or if completed, that such transactions will close within the anticipated time period or that the expected benefits of such transactions will be realized.

All forward-looking statements contained in this document and the documents referenced herein are made only as of the date of the document in which they are contained, and none of Sprint, SoftBank or Starburst II undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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